   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 14,2002

                                                           REGISTRATION NO. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                                    DVI, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 ---------------


                DELAWARE                             22-2722773
     (STATE OR OTHER JURISDICTION OF              (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)            IDENTIFICATION NUMBER)


                                 ---------------

                                 2500 YORK ROAD
                           JAMISON, PENNSYLVANIA 18929
                                 (215) 488-5000
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 ---------------

           MICHAEL A. O'HANLON                           WITH A COPY TO:
                DVI, INC.                               KARL A. ROESSNER
             2500 YORK ROAD                   CLIFFORD CHANCE ROGERS & WELLS LLP
       JAMISON, PENNSYLVANIA 18929                       200 PARK AVENUE
             (215) 488-5000                         NEW YORK, NEW YORK 10166
 (NAME, ADDRESS INCLUDING ZIP CODE, AND                  (212) 878-8000
            TELEPHONE NUMBER,
INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                 ---------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC. From time to time after the effective date of this registration statement as determined by market conditions.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

 TITLE OF SHARES           AMOUNT TO BE            PROPOSED MAXIMUM               PROPOSED MAXIMUM                AMOUNT OF
 TO BE REGISTERED           REGISTERED         AGGREGATE PRICE PER UNIT      AGGREGATE OFFERING PRICE(1)      REGISTRATION FEE
 ----------------           ----------         ------------------------      ---------------------------      ----------------
Common Stock, par        1,297,170 shares                 (2)                        $13,750,000                  $3,286.25
value $.005

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.

(2) Excluded in accordance with Rule 457(o) under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                   Subject to Completion, dated January 14, 2002

PROSPECTUS


                                    DVI, INC.

                        1,297,170 SHARES OF COMMON STOCK

                                 --------------

      This prospectus relates to the offer of 1,297,170 shares of our common stock. These shares may be offered from time to time by the persons named in this prospectus under "Selling Securityholders," who will have acquired those shares upon conversion of our 9-1/8% Convertible Subordinated Notes Due 2004. All costs, expenses and fees incurred in connection with the registration of the shares are being borne by us, but all selling and other expenses incurred by the selling securityholders will be borne by them. See "Plan of Distribution."

      We will not receive any of the proceeds from the sale of the shares offered under this prospectus.

      Our common stock is listed on the New York Stock Exchange under the symbol "DVI."

      THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SHARES, SEE THE SECTION CAPTIONED "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

      Our principal executive offices are located at 2500 York Road, Jamison, Pennsylvania 18929 (telephone: 215-488-5000).



                                 ---------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------



                The date of this Prospectus is January 14, 2002

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                TABLE OF CONTENTS

                                                                           Page
WHERE YOU CAN FIND MORE INFORMATION......................................    3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................    4

FORWARD-LOOKING INFORMATION..............................................    4

DVI, INC.................................................................    5

RISK FACTORS.............................................................    6

USE OF PROCEEDS..........................................................   13

SELLING SECURITYHOLDERS..................................................   13

PLAN OF DISTRIBUTION.....................................................   15

EXPERTS..................................................................   16

LEGAL MATTERS............................................................   16


                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional office at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials from the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. We file reports, proxy statements and other information with the Securities and Exchange Commission electronically. The Securities and Exchange Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information filed electronically with the Securities and Exchange Commission. Our common stock is listed on the New York Stock Exchange and you should be able to inspect and copy our reports, proxy statements and other information at the offices of the New York Stock Exchange, Public Reference Section, 20 Broad Street, New York, New York 10005.

      This prospectus constitutes a part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. This prospectus omits certain of the information contained in the registration statement and the exhibits and schedules thereto, as permitted by the rules and regulations of the Securities and Exchange Commission. Statements contained in this prospectus as to the content of any contract or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance reference is made to the copy of such contract or other document so filed, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. We refer you to the registration statement and such exhibits and schedules thereto for further information about us and the securities offered pursuant to this prospectus.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Securities and Exchange Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the sale of all of the shares that are part of this offering:

      (1) Our Annual Report on Form 10-K for the fiscal year ended June 30,
2001;

      (2) Our Quarterly Report on Form 10-Q for the period ended September 30, 2001; and

      (3) The description of our shares of common stock contained in our Registration Statement on Form S-3 filed on April 24, 1998.

      WE WILL PROVIDE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED A COPY OF ANY AND ALL DOCUMENTS INCORPORATED BY REFERENCE INTO THE REGISTRATION STATEMENT OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). WE WILL PROVIDE THIS INFORMATION AT NO COST TO SUCH PERSON UPON WRITTEN OR ORAL REQUEST ADDRESSED TO: DVI, INC., 2500 YORK ROAD, JAMISON, PENNSYLVANIA 18929 (TELEPHONE:
215-488-5000), ATTENTION: LEGAL DEPARTMENT.

      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. No one is making an offer of the shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

      Except as the context may otherwise require, when we refer to "DVI" or "the Company," "we," "us" or "our" in this prospectus, we mean DVI, Inc. and its consolidated subsidiaries.

                           FORWARD-LOOKING INFORMATION

      We make statements in this prospectus and the documents we incorporate by reference that are considered "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are usually identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or similar expressions. We intend those forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and are including this statement for purposes of complying with these safe harbor provisions. These forward-looking statements reflect our current views about the Company's plans, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions and expectations as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions or expectations will be achieved. We have listed below and have discussed elsewhere in this prospectus some important risks, uncertainties and contingencies which could cause the Company's actual results, performances or achievements to be materially different from the forward-looking statements we make in this prospectus. These risks, uncertainties and contingencies include, but are not limited to, the following:

      - our ability to access capital and financing on terms acceptable to us;

      -     competition from others;

      - changes in interest or currency exchange rates that limit our ability to generate new receivables and decrease our net interest margins;

      -     increases in non-performing loans and credit losses;

      - changes in any domestic or foreign governmental regulation affecting our ability to declare and pay dividends or the manner in which we conduct business;

      - adverse changes, or any announcement relating to a possible or contemplated adverse change, in the ratings obtained from any of the independent rating agencies relating to our debt securities or other financial instruments; and

      -     other risk factors set forth under "Risk Factors."

      We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in our reports and documents filed with the Securities and Exchange Commission, and you should not place undue reliance on those statements.

                                    DVI, INC.

      We are a leading provider of asset-based financing to healthcare service providers. While our businesses are operated principally in the United States, we also have a significant presence in Latin America as well as operations in Europe, the Far East and South Africa. Through our medical equipment finance business, we finance the purchase of diagnostic imaging and other sophisticated medical equipment. We also provide vendor financing programs on a worldwide basis. Through our medical receivables financing business, we provide lines of credit collateralized by third-party medical receivables to a wide variety of healthcare providers, many of whom are our equipment finance customers. Our management believes that our healthcare industry expertise and our broad range of financing programs have positioned us to become the primary source of financing for our customers.

                                  RISK FACTORS

      Our common stock involves a significant degree of risk. You should carefully consider the risk factors described below in addition to the other information contained in this prospectus, or incorporated by reference, in determining whether or not to purchase any shares of our common stock.

TO FUND OUR BUSINESS WE DEPEND ON "WAREHOUSE" FINANCING PROVIDED BY BANKS AND OTHER LENDERS TO MEET OUR SHORT-TERM FUNDING REQUIREMENTS AND ON OUR SECURITIZATION PROGRAM TO MEET OUR LONG-TERM FUNDING REQUIREMENTS. WE WOULD BE SERIOUSLY ADVERSELY AFFECTED IF THESE FUNDING SOURCES WERE TO CEASE TO BE AVAILABLE TO US IN THE FUTURE ON ACCEPTABLE TERMS.

      In order to sustain the growth of our financing business, we depend upon funding provided by banks and other lenders under "warehouse" credit facilities. We continuously use warehouse financing to fund loans to our customers. The funds we obtain through warehouse credit facilities are pursuant to full recourse short-term borrowings secured primarily by the underlying equipment, medical receivables and other collateral pledged to us by our customers. We typically repay these warehouse borrowings with proceeds we receive when we permanently fund our equipment and other loans using securitizations or other financing techniques.

      At September 30, 2001, we had available an aggregate of approximately $762.5 million under various warehouse credit facilities, of which approximately $657.5 million was available for funding equipment leases and loans and approximately $105 million was available for funding medical receivables loans. If for any reason this type of warehouse financing were to cease to be available to us on acceptable terms, we would have to limit our equipment and other loan originations. This in turn would have a material adverse effect on our financial condition and results of operations.

      Our principal form of permanent funding is securitization. Securitization is a process in which a pool of equipment lease and loan contracts is transferred to a special-purpose financing entity that issues notes to investors. Principal and interest on the notes issued to investors by the securitization entity are paid from the cash flows produced by the contract pool, and the notes are secured by a pledge of the assets in the contract pool as well as by other collateral. In the securitizations we sponsor, equipment lease and loan contracts funded through the securitizations must be credit enhanced in order to receive an investment grade credit rating. Credit enhancement can be provided in a number of ways, including cash collateral, letters of credit, a subordinated tranche of each individual transaction or an insurance policy. Typically, our securitizations are enhanced through subordinated tranches and cash collateral. In the equipment securitizations we have sponsored to date, among other forms of enhancement, we have been effectively required to furnish credit enhancement equal to the difference between the total discounted cash flows of the securitization pool and the net proceeds we receive in such a securitization.

      Our ability to complete securitizations and other structured finance transactions depends upon a number of factors, including:

      -     general conditions in the credit markets;

      - the size and liquidity of the market for the types of securities we may issue or place in securitizations; and

      -     the overall performance of our loan portfolio.

      We do not have binding commitments from financial institutions or investment banks to provide permanent funding for our equipment or other loans. If for any reason we were unable to access the securitization markets, or obtain other forms of permanent funding for our lending activities, we would have to reduce our loan origination activity and we would need to obtain extensions of and other modifications to our warehouse credit facilities. If we were unable to obtain these modifications and extensions, we could possibly be required to repay our borrowings under the warehouse credit facilities, which would seriously adversely affect our liquidity and our business.

DEFAULTS BY OUR CUSTOMERS IN MAKING THE SCHEDULED PAYMENTS ON THEIR EQUIPMENT LEASES OR LOANS CAN HURT OUR BUSINESS IN A VARIETY OF WAYS.

      Many of our customers are outpatient healthcare providers. Loans to such customers require a high degree of credit analysis. In addition, we have begun to provide asset-backed financing for emerging growth companies which requires different types of credit analysis. Although we try to reduce our risk of default and credit losses through our underwriting practices, loan servicing procedures and the use of various forms of non-recourse or limited recourse financing (in which the financing sources that permanently fund our equipment and other loans assume some or all of the risk of default by our customers), we remain exposed to potential losses resulting from defaults by customers. Customers' defaults could:

      - require us to make certain payments under our warehouse credit facilities;

      - in permanent equipment and other funding arrangements, require us to make payments to the extent of our remaining credit enhancement position;

      - result in the loss of the cash or other collateral pledged as credit enhancement under our permanent equipment and other funding arrangements; or

      - result in the loss of any remaining interest we may have kept in the underlying equipment.

      During the period beginning when we initially fund an equipment or other loan under a warehouse credit facility and ending when we fund the loan on a permanent basis, we are exposed to full recourse liability under the warehouse facility in the event of default by the borrower. This means that the warehouse lenders' rights to recover the money used to fund the loan are not limited to claims against our customer and the collateral pledged by the customer, and the warehouse lenders can elect to recover any unpaid money directly from us. While we have typically been able to permanently fund our equipment and other loans, we may not be able to permanently fund many of the loans in our international portfolio. While we are currently in the process of securing permanent funding for our international portfolio and are exploring opportunities to permanently fund our other financing services (including through the sale of such assets), with respect to such loans and services we may be subject to credit risk for a longer period of time than in our core domestic finance business. In some cases, this risk will extend for the life of the loans made by us. In addition, in general the terms of securitizations and other types of structured finance transactions require us to replace or repurchase equipment and other loans in the event they fail to conform to the representations and warranties made by us, even in transactions otherwise designated as non-recourse or limited recourse.

      Defaults by our customers could also adversely affect our ability to obtain additional financing in the future, including our ability to use securitization or other forms of structured finance. Our sources of such permanent funding take into account the credit performance of the equipment and other loans previously financed by us in deciding whether and on what terms to make new loans. In addition, the credit rating agencies often involved in securitizations consider prior credit performance in determining the rating to be given to the securities issued in securitizations sponsored by us.

AS A BUSINESS THAT BORROWS AND LENDS MONEY, FLUCTUATING INTEREST RATES CAN INCREASE THE COST OF OUR BORROWINGS, CAUSE US TO INCUR COSTS TO LIMIT OUR INTEREST RATE EXPOSURE AND MAKE OUR LOANS LESS ATTRACTIVE TO OUR CUSTOMERS.

      When we borrow funds through warehouse credit facilities, we are exposed to certain risks caused by interest rate fluctuations. Although our equipment leases and loans are structured and permanently funded on a fixed interest rate basis, we use warehouse credit facilities until permanent funding is obtained. Since our borrowings under our warehouse credit facilities bear interest at floating rates, we use hedging techniques to protect our interest rate margins during the period that warehouse credit facilities are used prior to an anticipated securitization and sale of the loans we originate. To manage our interest rate risk, we use derivative financial instruments such as forward rate agreements, forward market sales or purchases of treasury securities, and interest rate swaps and caps. We use these derivatives to manage certain components of interest rate risk including mismatches of the maturity of assets and liabilities on our balance sheet, hedging anticipated loan securitizations and sales and interest rate spread protection. However, we cannot give any assurance that:

      -     our hedging strategy or techniques will be effective;

      - our profitability will not be adversely affected during any period of changes in interest rates; or

      -     the costs of hedging will not exceed the benefits.

      A substantial and sustained increase in interest rates could adversely affect our ability to originate loans. In certain circumstances and for a variety of reasons, we may retain for an indefinite period certain of the equipment and other loans we originate. In such cases, our interest rate exposure may continue for a longer period of time.

WE HAVE EXPANDED OUR OPERATIONS RECENTLY AND WE CANNOT BE SURE WE CAN MANAGE THE EXPANSION PROFITABLY.

      In the past four years, we originated a significantly greater number of equipment, medical receivables and other loans than we did in previous years. As a result of this growth, our managed net financed asset portfolio grew from $494.9 million at June 30, 1995 to $2.4 billion at September 30, 2001. In light of this growth, the historical performance of our loan portfolio, including rates of credit loss, may not be useful in predicting future loan portfolio performance. Any credit or other problems associated with the large number of equipment and other loans recently originated are not yet apparent.

A SUBSTANTIAL PART OF OUR LOANS ARE ORIGINATED OUTSIDE THE UNITED STATES SUBJECTING OUR REVENUE TO THE RISKS ASSOCIATED WITH TRANSACTIONS INVOLVING FOREIGN CURRENCIES.

      The portion of our medical equipment leases and loans originated outside the U.S. was 14.1% and 18.8% in the fiscal year ended June 30, 2001 and in the three months ended September 30, 2001, respectively. We anticipate that equipment leases and loans originated outside the U.S. may become an increasingly significant portion of our loan portfolio. With the continuing expansion of our international business, an increasing portion of our operations may be subject to risks, including currency exchange risks and risks related to foreign exchange controls and tax laws, that do not affect U.S. domestic finance business we historically have operated.

      The growth of our international business is significantly dependent on referrals from manufacturers of diagnostic imaging equipment and other manufacturers of medical equipment we finance. In addition, these manufacturers occasionally provide credit support for or assume "first loss positions" with respect to equipment financing they refer to us. These manufacturers are not contractually obligated to give these referrals or to provide credit support or assume first loss positions in connection with their referrals and we cannot give any assurance that they will continue to do so. If for any reason we no longer received the benefits of these referrals or related credit support and assumptions of first loss positions, the growth of our international operations would be materially adversely affected.

      Our equipment leases and loans are denominated in both U.S. dollars and foreign currencies. To the extent our loans are denominated in foreign currencies, our operating results are subject to fluctuation based upon changes in the exchange rates of the applicable currencies in relation to the U.S. dollar. We engage in hedging activities with respect to our foreign currency exposure and management is continuing to monitor our exposure to currency fluctuations and our hedging policies. However, we cannot give any assurance that such hedging techniques will be successful.

      We are also subject to the adverse impact that foreign currency devaluations could have on our international customers' ability to make payments under equipment leases and loans. Although we try to account for the risk of devaluation when originating our international equipment leases and loans, we cannot give any assurance that we will be successful.

      With respect to our international portfolio, we are subject to the risk that the governments may impose foreign exchange controls that block foreign currencies out of the country. If the government of a country in which we had made U.S. dollar-denominated loans were to impose foreign exchange controls, we could become unable to use the payments on the loans to secure our debt obligations to our U.S.-based lenders. Substantially all of our Latin American equipment leases and loans are denominated in U.S. dollars.

THERE ARE CERTAIN RISKS RELATED TO THE BUSINESS OF FINANCING MEDICAL RECEIVABLES, SUCH AS EVALUATING THE QUALITY OF RECEIVABLES AND SECURING OUR RIGHTS TO AND COLLECTING PAYMENT OF OUR RECEIVABLES.

      Our medical receivables financing business generally consists of providing loans to healthcare providers that are secured by their receivables. Receivables are paid by groups such as insurance companies, governmental programs and other healthcare providers. These loans may also be secured by other types of collateral. While we expect to focus on this business as a significant part of our growth strategy, we cannot give any assurance that we will be able to expand this business successfully or avoid related liabilities or losses.

      The following describes the unique risks involved in the medical receivables financing business:

      - Overstatements by healthcare providers of the quality and characteristics of their medical receivables, which we analyze in determining the amount of the line of credit to be secured by such receivables. After our determination has been made, healthcare providers could change their billing and collection systems, accounting systems or patient records in a way that could adversely affect our ability to monitor the quality and/or performance of the related medical receivables.

      - Technical legal issues associated with creating and maintaining perfected security interests in medical receivables, particularly those generated by Medicaid and Medicare claims.

      - Payors may make payments directly to healthcare providers that have the effect (intentionally or otherwise) of circumventing our rights in such payments.

      - Payors may attempt to offset their payments to us against debts owed to the payors by the healthcare providers.

      - As a lender whose position is secured by receivables, we are less likely to collect outstanding receivables in the event of a borrower's insolvency than a lender whose position is secured by medical equipment that the borrower needs to operate its business.

      - A borrower that defaults on obligations secured by medical receivables may require additional loans, or modifications to the terms of existing loans, in order to continue operations and repay outstanding loans.

      - A conflict of interest may arise when we act as servicer for an equipment-based securitization and originate medical receivables loans to borrowers whose equipment leases or loans have been securitized.

      - The fact that the use of structured finance transactions to fund medical receivables is a relatively new process may impair our efforts to develop suitable sources of funding.

      Although we believe we have structured our credit policies and lending practices to take into account these and other factors (including the acquisition of a highly sophisticated collateral tracking system which will allow us to improve the monitoring of medical receivables), we cannot give any assurance that we will not sustain credit losses in connection with our medical receivables financing business. We also cannot give assurance that the medical receivables financing business will meet our growth expectations.

WE ARE SUBJECT TO COMPLICATED GOVERNMENT REGULATIONS WITH WHICH WE COULD FAIL TO SUCCESSFULLY COMPLY.

      Our finance business is subject to numerous federal and state laws and regulations, which, among other things, may:

      - require that we obtain and maintain certain licenses and qualifications;

      - limit the interest rates, fees and other charges that we are allowed to collect;

      - limit or prescribe certain other terms of our finance receivables arrangements with clients; and

      -     subject us to certain claims, defenses and rights of offset.

      Although we believe that we are currently in compliance with applicable statutes and regulations, we cannot give any assurance that we will be able to maintain such compliance without incurring significant expense. The failure to comply with such statutes and regulations could have a material adverse effect upon us. Also, the adoption of additional statutes and regulations, changes in the interpretation and enforcement of current statutes and regulations, or the expansion of our business into jurisdictions that have adopted more stringent regulatory requirements than those in which we currently conduct business could have a material adverse effect upon us.

OUR RESULTS DEPEND ON THE DEMAND FOR MEDICAL EQUIPMENT.

         Many factors beyond our control affect the demand for our equipment financing services. In addition to general economic conditions and fluctuations in supply and demand, the demand for medical equipment may also be negatively affected by reductions in reimbursement amounts paid to healthcare providers for their services from third-party payors such as insurance companies, government programs and other healthcare providers and increased use of managed healthcare plans that often restrict the use of certain types of high technology medical equipment. For the year ended June 30, 2001 and the three months ended September 30, 2001, financing for purchases of magnetic resonance imaging machines, each commonly referred to as "MRI machines," accounted for approximately 24.50% and 28.50% (each by dollar volume, respectively) of the total loans originated by us. Any substantial decrease in our loan originations for the purchase of MRI machines could have a material adverse effect on the Company.

WE COMPETE WITH EQUIPMENT MANUFACTURERS AND A VARIETY OF OTHER FINANCING SOURCES FOR OUR CUSTOMERS.

         The business of financing medical equipment is highly competitive. We compete with equipment manufacturers that sell and finance sales of their own equipment, finance subsidiaries of national and regional commercial banks and equipment leasing and financing companies. Many of our competitors have significantly greater financial and marketing resources than we do. In addition, the competition in the new markets recently targeted by our Company, specifically the medical device financing market and medical receivables financing market, may be greater than the levels of competition historically experienced by us.

         We believe that increased equipment lease and loan originations during the past three years resulted, in part, from a decrease in the number of competitors in the higher cost medical equipment financing market and our high level of penetration in this market. We cannot give any assurance that new competitive providers of financing will not enter the medical equipment financing market in the future. To meet our long-term growth objectives, we must increase our presence in our targeted markets for lower-cost medical devices and medical receivables financing businesses. To achieve this goal we may be required to reduce our margins to be competitive.

WE DEPEND ON OUR KEY PERSONNEL.

         Our ability to successfully continue our existing financing business, to expand into targeted markets and to develop our newer businesses depends upon our ability to retain the services of key management personnel. The loss of any of these individuals or an inability to attract and maintain additional qualified personnel could adversely affect our Company. We cannot give any assurance that we will be able to retain existing management personnel or attract additional qualified personnel.

WE HAVE A SUBSTANTIAL AMOUNT OF INDEBTEDNESS THAT MAY LIMIT OUR ABILITY TO BORROW MORE FUNDS TO OPERATE OUR BUSINESS.

         We have substantial outstanding indebtedness. As of September 30, 2001, we (including our consolidated subsidiaries) had total debt of approximately $1,136 million, of which approximately $676 million was full recourse debt and approximately $460 million was limited recourse debt. Of the $1,136 million of total debt, approximately $738 million was long-term debt and approximately $398 million was short-term debt. We have substantial debt service requirements. Our ability to repay indebtedness will depend upon future operating performance. Future operating performance depends upon the performance of our loan portfolio, the success of our business strategy, prevailing economic conditions, levels of interest rates and financial, business and other factors. Many of these factors are beyond our control. The degree to which we are leveraged may also impair our ability to obtain additional financing on acceptable terms. In addition, the indenture related to our Senior Notes due 2004 restricts our ability to obtain non-warehouse or limited recourse debt which may also limit our ability to refinance existing indebtedness.

OUR INDEBTEDNESS REQUIRES SIZEABLE INTEREST PAYMENTS. WE OPERATE ON A NEGATIVE CASH FLOW BASIS. AS A RESULT, WE HAVE A CONTINUING SUBSTANTIAL NEED FOR ADDITIONAL CAPITAL.

         Although we believe that cash available from operations and financing activities will be sufficient to enable us to make required interest payments on our debt, we cannot give any assurance that we will always be able to do so. We may encounter liquidity problems which could affect our ability to meet our payment obligations while attempting to withstand competitive pressures or adverse economic conditions.

         We expect to continue to operate on a negative cash flow basis as the volume of our loan purchases and originations increases and our securitization program grows. Our primary cash requirements include the funding of:

         - loan originations and purchases pending their securitization and sale;

         - fees and expenses incurred in connection with the securitization of loans;

         - loan originations in connection with our new financing services, for which permanent sources of funding are still being developed;

         - credit enhancement requirements in connection with the securitization and sale of the loans, which include cash deposits, the funding of subordinated tranches, and/or the pledge of additional equipment or other loans that are funded with our capital;

         -        ongoing administrative and other operating expenses;

         - interest and principal payments under our warehouse credit facilities and other indebtedness; and

         - delinquent accounts, as generally required by the terms of securitizations.

         In the future, we expect our primary sources of liquidity to be existing cash fundings under our warehouse credit facilities, sales of loans through securitizations and other permanent fundings, new sources of permanent funding which are being developed for loan originations in connection with our new financing services, the net proceeds from the sale of further issuances of debt or equity.

         We believe these sources will be sufficient to fund our liquidity requirements for at least the next 12 months if our future operations are consistent with management's current growth expectations. However, because we expect to continue to operate on a negative cash flow basis for the foreseeable future, we will need to effect debt or equity financings regularly. The type, timing and terms of financing selected by us will be dependent upon our cash needs, the availability of other financing sources and the prevailing conditions in the financial markets. We cannot give any assurance that any of these sources will be available at any given time or that they will be available on favorable terms.

WE HAVE OUTSTANDING CONVERTIBLE SECURITIES THAT MAY DILUTE EXISTING SECURITYHOLDERS.

         We have outstanding convertible securities that, under certain circumstances, are convertible into shares of our common stock at prices tied to the market price of our shares. If these securities are converted at times when the market price of our shares is low, the number of shares issuable upon conversion will increase significantly. If this were to happen, existing stockholders could be significantly diluted.



                                 USE OF PROCEEDS

         The selling securityholders will receive all of the net proceeds from sales of the shares offered hereby. See "Selling Securityholders." We will not receive any of the proceeds.

                             SELLING SECURITYHOLDERS

         The selling securityholders are persons who may in the future acquire shares of our common stock upon the conversion of our 9-1/8% Convertible Subordinated Notes Due 2004. The table on the following page sets forth, for each of the selling securityholders:

         (1)      the selling securityholder's affiliation with the Company;

         (2) the aggregate number of shares of our common stock owned by the selling securityholder prior to the offering made by this prospectus;

         (3) the maximum aggregate number of shares that the selling securityholder may acquire upon the conversion of the Notes;

         (4) the maximum number of shares the selling securityholder may offer and sell pursuant to this prospectus; and

         (5) the number of shares (and percentage of the outstanding shares, if one percent or more) of common stock the selling securityholder will own after the offering made by this prospectus.

Shares of common stock described under (2) and (5) above may not be offered or sold pursuant to this prospectus.

                               MATERIAL                                                                      NUMBER OF SHARES (AND
                             RELATIONSHIP         NUMBER OF                                                      PERCENTAGE OF
                           WITH THE COMPANY        SHARES          NUMBER OF SHARES        MAXIMUM NUMBER OF   OUTSTANDING SHARES)
                            DURING PREVIOUS     OWNED BEFORE         ISSUABLE ON           SHARES THAT MAY     TO BE OWNED AFTER
        NAME                   THREE YEARS        OFFERING(1)      CONVERSION OF NOTES(2)      BE OFFERED          OFFER(2)(3)
        ----                   -----------        -----------      ----------------------      ----------          -----------


Hannah S. & Samuel A.
Cohn Memorial
Foundation..............      Related to            18,867               18,867                18,867                0
                            Gerald L. Cohn,
                             Director (4)
Canadian Imperial Bank
of Commerce Trust
Company, as Trustee......          (5)           2,540,720              716,981               716,981          1,823,739 (11.67%)

Luckman Family
Ventures.................         None              23,433                9,433                 9,433             14,000(*)

Delbert Coleman..........         None              94,339               94,339                94,339                  0

Edward A. Newman.........         None               9,433                9,433                 9,433                  0

Herbert J. Seigel........         None              47,169               47,169                47,169                  0

Gerald L. Cohn Revocable
Trust....................     Related to            75,471               75,471                75,471                  0
                            Gerald L. Cohn,
                              Director (4)



Brenda McHugh............     Wife of John E.       92,650               23,584                23,584             69,066(*)(6)
                            McHugh, Director

Sandy Jordan.............         None              18,867               18,867                18,867                  0

Richard Weiss and Gail
Weiss, JTWROS............         None              11,433                9,433                 9,433              2,000(*)

Robert Luckman...........         None              11,033                9,433                 9,433              1,600(*)

S.L.K. Retirement
Trust....................         None              10,433                9,433                 9,433              1,000(*)


Sidney Luckman Revocable
Trust....................         None              37,735               37,735                37,735                  0

William C.
Bartholomay..............         None               9,433                9,433                 9,433                  0

Granite Capital, L.P.....         None             759,479              188,679               188,679            570,800(3.65%)

Yehuda Ben-Arieh
Residuary Trust..........         None              18,867               18,867                18,867                  0

------------------------------
*   Less than 1%

(1) Includes shares issuable on conversion of 9-1/8% Convertible Subordinated Notes Due 2004.

(2) Based on the initial conversion price of $10.60 per share with respect to the Notes.

(3) Assuming all shares covered by this prospectus are sold at the same time. Computed based on 15,634,274 shares of common stock outstanding, a proforma number of shares comprised of 14,337,104 shares of common stock issued and outstanding at October 31, 2001, plus 1,297,170 shares issuable on conversion of the Notes. Because no fractional shares are issuable on conversion of the Notes, the aggregate number of shares shown on the table as issuable on conversion of the Notes is slightly less than 1,297,170.

(4) The Hannah S. & Samuel A. Cohn Memorial Foundation (the "Foundation") is a charitable enterprise of which Gerald L. Cohn is the President and a board member. Mr. Cohn has no financial interest in the Foundation, but may be deemed for securities law purposes to be the beneficial owner of the securities owned by the Foundation by reason of his positions with the Foundation. The Gerald L. Cohn Revocable Trust (the "Cohn Trust") is a trust of which Mr. Cohn is a co-trustee and the sole beneficiary. For securities law purposes Mr. Cohn is deemed to be the beneficial owner of the securities owned by the Cohn Trust.

(5) Canadian Imperial Bank of Commerce Trust Company (Bahamas) Limited ("CIBC"), as Trustee of Settlement T-1740 Trusts #14, #27, #28, #29, #30, #31, #32, #33, #34, #35 and #36 for the benefit of various descendants of A.N. Pritzker, deceased, is the record holder of 1,823,739 shares of common stock.

(6) Includes 69,066 shares of common stock,including 15,400 shares jointly owned by John and Brenda McHugh, 2,000 shares owned soley by Brenda McHugh, 10,000 shares owned soley by John McHugh and 41,666 shares issuable on the exercise of options that are beneficially owned by Mr. McHugh.


                              PLAN OF DISTRIBUTION

         We anticipate that the selling securityholders will offer the shares for sale at the prices prevailing on the New York Stock Exchange (or other principal market on which the shares are then traded) on the date of sale. Except as may be set forth in any prospectus supplement, the selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling securityholders. The selling securityholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling securityholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling securityholders and any broker-dealers that act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. We have agreed that we will bear all costs, expenses and fees incurred in connection with the registration of the shares, including, but not limited to, all registration and filing fees, printing expenses and fees (if any) and disbursements of the Company's counsel and accountants. Brokerage commissions and similar selling expenses will be borne by the selling securityholders. We have agreed to indemnify the selling securityholders and any brokers through whom sales of shares are made against certain liabilities, including liabilities under the Securities Act of 1933.

                                     EXPERTS

         The financial statements and the related financial statement schedules included and incorporated in this prospectus and elsewhere in the registration statement by reference from our Annual Report on Form 10-K for the year ended June 30, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are included and incorporated herein by reference, and have been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

         The legality of the shares covered by this prospectus will be passed upon for us by Clifford Chance Rogers & Wells LLP, New York, New York.

                                    PART II:

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the registrant in connection with the sale of shares being registered. All amounts are estimates except the Securities and Exchange Commission filing fee.

                Registration Fee ..............         $ 3,450
                Printing and Engraving ........           3,000
                Accounting Fees ...............           1,500
                Legal Fees and Expenses .......          25,000
                Blue Sky Fees and Expenses ....           3,000
                Miscellaneous Fees and Expenses           5,050
                                                        -------
                       Total ..................         $41,000
                                                        =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145(a) of the General Corporation Law of the State of Delaware, referred to as the "General Corporation Law," provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if the indemnitee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, the indemnitee must not have had reasonable cause to believe his conduct was unlawful.

         Section 145(b) of the General Corporation Law provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

         Section 145(g) of the General Corporation Law provides in general that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the law.

         The Company's By-laws require the Company to indemnify each of its directors, officers and employees to the fullest extent permitted by law in connection with any actual or threatened action or proceeding arising out of his service to the Company or to other organizations at the Company's request.

         The Company has agreed to indemnify the selling securityholder and any brokers through whom sales of shares are made against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 16.  EXHIBITS

(a)   Exhibits

            4.1(a)      Form of common stock certificate
            4.2(b)      Form of 9-1/8% Convertible Subordinated Note
            4.3(b)      Note Exchange Agreement, dated as of August 1, 2001, between DVI and the
                        Securityholders
            4.4(b)      Registration Rights Agreement, dated as of August 1, 2001, between DVI and the Securityholders
            5.1(c)      Opinion of Clifford Chance Rogers & Wells LLP
            23.1(c)     Consent of Clifford Chance Rogers & Wells LLP  (included in Exhibit 5.1)
            23.2(c)     Consent of Deloitte & Touche LLP

--------------

(a) Filed as an Exhibit to the Company's Registration Statement on Form S-3 (Registration No. 33-84604) incorporated herein by reference.

(b) Filed as an Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001.

(c)  Filed herewith.


(b)   Financial Statements

      Inapplicable.


ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the

Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Doylestown, Commonwealth of Pennsylvania, on December 31, 2001.


                                DVI, INC.

                                By: /s/ MICHAEL A. O'HANLON
                                    ______________________________
                                    Name:  Michael A. O'Hanlon
                                    Title: Chief Executive Officer and President


                                POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael A. O'Hanlon, Steven R. Garfinkel and John P. Boyle, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including any post-effective amendments, to this Registration Statement on Form S-3 and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and any and all applications and other documents in connection therewith, with the Securities and Exchange Commission and any state or other securities authority, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or agents, or any of them, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

            PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

          SIGNATURE                                         TITLE                                         DATE
          ---------                                         -----                                         ----

/s/ MICHAEL A. O'HANLON                        Chief Executive Officer and President and Chairman    December 31, 2001
----------------------------------------
Michael A. O'Hanlon                               of the Board of Directors

/s/ STEVEN R. GARFINKEL                        Executive Vice President and Chief Financial Officer  December 31, 2001
----------------------------------------
Steven R. Garfinkel

/s/ JOHN P. BOYLE                              Vice President and Chief Accounting Officer           December 31, 2001
----------------------------------------
John P. Boyle

/s/ GERALD L. COHN                             Director                                              December 31, 2001
----------------------------------------
Gerald L. Cohn

/s/ WILLIAM S. GOLDBERG                        Director                                              December 31, 2001
----------------------------------------
William S. Goldberg

/s/ JOHN E. MCHUGH                             Director                                              December 31, 2001
----------------------------------------
John E. McHugh

/s/ NATHAN SHAPIRO                             Director                                              December 31, 2001
----------------------------------------
Nathan Shapiro

/s/ HARRY T. J. ROBERTS                        Director                                              December 31, 2001
----------------------------------------
Harry T. J. Roberts

                                  EXHIBIT INDEX


            4.1(a)      Form of common stock certificate
            4.2(b)      Form of 9-1/8% Convertible Subordinated Note
            4.3(b)      Note Exchange Agreement, dated as of August 1, 2001, between DVI and the
                        Securityholders
            4.4(b)      Registration Rights Agreement, dated as of August 1, 2001, between DVI and the Securityholders
            5.1(c)      Opinion of Clifford Chance Rogers & Wells LLP
            23.1(c)     Consent of Clifford Chance Rogers & Wells LLP  (included in Exhibit 5.1)
            23.2(c)     Consent of Deloitte & Touche LLP

--------------

(a) Filed as an Exhibit to the Company's Registration Statement on Form S-3 (Registration No. 33-84604) incorporated herein by reference.

(b) Filed as an Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001.

(c)  Filed herewith.